EXHIBIT 99.1
Contact:
ABM Industries, Inc.
Linda S. Auwers (Senior Vice President and General Counsel)
(415) 733-4000
ABM Industries Files Form 12b-25 with the Securities and Exchange Commission
San Francisco, CA — January 18, 2006 — ABM Industries Incorporated (NYSE: ABM) today filed a Form 12b-25 with the Securities and Exchange Commission (SEC) to report that it anticipates filing by February 1, 2006 its Annual Report on Form 10-K for the year ended October 31, 2005. The Annual Report was due January 17, 2006.
ABM has experienced unanticipated delays in completing the reconciliation of certain accounts affecting one of its operating units. These delays have in turn caused delays in completing the Company’s financial statements for the fiscal year ended October 31, 2005 and management’s assessment of internal control over financial reporting, the completion of which is a necessary prerequisite to the filing of its Annual Report on Form 10-K for such fiscal year. The accounts in question are associated with a subsidiary acquired in the Company’s Security segment in 2004.
The Company issued a preliminary earnings release on December 14, 2005 for the fiscal year ended October 31, 2005. In connection with the reconciliation of the accounts in question, the Company has determined that the estimates of cash and cash equivalents contained in this preliminary release will likely be reduced by approximately $6.8 million to approximately $57.2 million at October 31, 2005. The operating profit of the Security segment included in the preliminary numbers ($13.6 million in 2005) may require reduction. Any such reduction would reduce the net income from continuing operations and net income of the Company as a whole from the numbers cited for 2005 and above and in the preliminary earnings release, and may otherwise alter the amounts of other items included in the preliminary earnings release.
About ABM Industries
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security, which includes American Commercial Security (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) a further delay in the filing of the Company’s Annual Report on Form 10-K and an adverse internal control evaluation under Section 404 of the Sarbanes-Oxley Act that affects ABM’s stock price; (2) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (3) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (4) the loss of long-term customers; (5) intense competition that lowers revenue or reduces margins; (6) labor disputes that lead to a loss of sales and expense variations; (7) acquisition activity slows or is unsuccessful; (8) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (9) weakness in airline travel and the hospitality industry that affects the results of the Company’s Parking segment; (10) financial difficulties or bankruptcy of a major customer; (11) an increase in costs that the Company cannot pass on to customers; (12) a significant increase in the Company’s significant accounting and other control costs; (13) natural disasters or acts of terrorism that disrupt the Company in providing services; and (14) other issues and uncertainties that may include: new accounting pronouncements or changes in accounting policies, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers such as state or locally mandated healthcare benefits, impairment of goodwill and other intangible assets, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
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